SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
January 10, 2022

Evolving Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34261 (Commission File Number)	84-1010843 (I.R.S. Employer Identification No.)

9800 Pyramid Court, Suite 400, Englewood, Colorado 80112
(Address of principal executive offices)

Registrant's telephone number, including area code: (303) 802-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	EVOL	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On January 10, 2022, David S. Oros resigned from the board of directors (“Board”) of Evolving Systems, Inc. (the “Company”). Mr. Oros had served on the Company’s Board since March 2008 and was a member of the Compensation and Audit Committees and chair of the Corporate Governance and Nominating Committee. Mr. Oros’ resignation was not the result of any disagreement between Mr. Oros and the Company or the management, Board or any committee of the Board.

On January 10, 2022, Julian D. Singer resigned from the Board. Julian D. Singer had served on the Board since January 2015 and was a member of the Audit, Compensation and Corporate Governance and Nominating Committees. Julian D. Singer’s resignation was not the result of any disagreement between him and the Company or the management, Board or any committee of the Board.

On January 10, 2022, pursuant to Article IV, Sections 18 and 25 of the Bylaws of the Company, the Board adopted a resolution appointing Steven G. Singer and Igor Volshteyn to the Company’s Board effective immediately, to serve until the next annual meeting of stockholders or their earlier death or resignation. Steven Singer will fill the vacancy resulting from the resignation of David S. Oros. Mr. Singer is an “independent” director under the NASDAQ rules and will serve on the Board’s Audit Committee, the Compensation Committee, the Investment Committee and the Corporate Governance and Nominating Committee, which he will chair.

Mr. Volshteyn will fill the vacancy resulting from the resignation of Julian D. Singer. Mr. Volshteyn is an “independent” director under the NASDAQ rules and will serve on the Board’s Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Investment Committee, which he will chair.

Mr. Singer is a principal of and consultant to Remus Holdings, Inc., a closely held investment business, a position he has held since 2016. Since July 2017, Mr. Singer has served as the chairman of the board of CCUR Holdings, Inc. Since August 2021, he has served as a director of SeaChange International, Inc. Since 2019, he has served as a senior executive consultant to Green Precious Metal Recovery, LLC., an environmentally-friendly precious metals recovery firm. From 2000 to 2016, Mr. Singer served as the Chairman and Chief Executive Officer of American Banknote Corporation, a provider of secure financial products and solutions and a public company through 2007. Prior to that, Mr. Singer had been Executive Vice President and Chief Operating Officer of Remus Holdings, Inc. from 1994 to 2000. Mr. Singer has served on numerous public and private company boards on five continents, that cover a broad range of markets, including: financial and identity transactions and documents; data storage and retrieval; complex web hosting and managed services; cable TV; beverages; energy; textiles; plastics; telecom; and pharmaceuticals and other medical devices and products. Mr. Singer holds a Bachelor of Arts degree from the University of Pennsylvania and a Juris Doctor from Harvard Law School.

Mr. Volshteyn currently serves as President and CEO of CCUR Holdings, Inc., having previously served as interim Chief Operating Officer and President, and Senior Vice President of Business Development since 2019. From August 2020 through November 2021, Mr. Volshteyn served as Chief Financial Officer and a director of Spartacus Acquisition Corporation, a Nasdaq listed special purpose acquisition corporation focused on the TMT industry. Mr. Volshteyn began his career as a research analyst and investment banker at Tejas Securities Group, Inc. focusing primarily on technology and telecommunications and has over 20 years of experience in the investment management industry. Mr. Volshteyn served as the Managing Partner and Chief Investment Officer at Echelon Investment Partners LP from May 2016 to December 2018 and as an analyst and portfolio manager at Millennium Management from July 2007 to March 2016. From August 2019 to February 2020, Mr. Volshteyn served on the board of directors for Goodman Networks, Inc. Mr. Volshteyn holds a Bachelor of Business Administration in Finance, with highest honors, from the University of Texas at Austin.

Messrs. Singer and Volshteyn and the Company will also enter into the standard Indemnification Agreement for the Company’s officers and directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2022

Evolving Systems, Inc.

By:	/s/ MARK P. SZYNKOWSKI
Mark P. Szynkowski
Senior Vice President of Finance